EXHIBIT 99.1

For further information contact: Dennis Boyle, Senior Vice President and Chief Financial Officer (610) 644-9400

Release Date:           May 9, 2014
For Immediate Release

MALVERN BANCORP, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER OF FISCAL 2014

Paoli, Pennsylvania – Malvern Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the holding company for Malvern Federal Savings Bank (the “Bank”), today announced a net loss of $426,000 or $0.07 per share for the quarter ended March 31, 2014 as compared to a net loss of $845,000 or $0.13 per share for the quarter ended March 31, 2013. Additionally, the Company reported a net loss of $362,000, or $0.06 per share, for the six months ended March 31, 2014 compared to a net loss of $174,000, or $0.03 per share, for the six months ended March 31, 2013.

The Company’s net interest income for the three and six months ended March 31, 2014 was $3.8 million and $7.7 million, respectively, an increase of $193,000 and $25,000, respectively, compared to the three and six month periods ended March 31, 2013.  The Company's net interest rate spread of 2.60% and net interest margin of 2.74% for the three months ended March 31, 2014 increased when compared to a net interest rate spread of 2.11% and a net interest margin of 2.28% for the second quarter of fiscal 2013. Similarly, the Company's net interest rate spread of 2.62% and net interest margin of 2.74% for the first six months of fiscal 2014 increased when compared to a net interest rate spread of 2.18% and a net interest margin of 2.36% for the first six months of fiscal 2013.

The Company’s interest and dividend income decreased for the three month period ended March 31, 2014 by $384,000, or 7.0%, to $5.1 million over the comparable period in fiscal 2013.  The decrease was due primarily to a $556,000 or 11.1% decrease in interest income earned on loans. This decrease was partially offset by an $180,000 or 42.6% increase in interest income on investment securities.  The decrease in interest earned on loans in the second quarter of fiscal 2014 was due primarily to a $38.5 million, or 8.6%, decrease in the average balance of our outstanding loans as well as a 12 basis point decrease in the average yield earned on our loan portfolio in the second quarter of fiscal 2014 compared to the second quarter of fiscal 2013.  The increase in interest income on investment securities was due to a $29.8 million or 31.3% increase in the average balance of investment securities and a 15 basis point increase in the average yield earned on investment securities.  The average yield on investment securities increased to 1.93% for the three months ended March 31, 2014 from 1.78% for the comparable period in fiscal 2013.

The Company’s interest and dividend income decreased for the six month period ended March 31, 2014 by $1.2 million, or 10.2%, over the comparable fiscal 2013 period to $10.2 million.  The decrease was due primarily to a $1.6 million or 14.8% decrease in interest income earned on loans. This decrease was partially offset by a $408,000 or 50.7% increase in interest income on investment securities.  The decrease in interest earned on loans in the first six months of fiscal 2014 was due primarily to a $45.2 million, or 10.0%, decrease in the average balance of our outstanding loans as well as a 26 basis point decrease in the average yield earned on our loan portfolio in the first six months of fiscal 2014 compared to the first six months of fiscal 2013.  The increase in interest income on investment securities was due to a $35.5 million or 39.3% increase in the average balance of investment securities and a 14 basis point increase in the average yield earned on investment securities.  The average yield on investment securities increased to 1.92% for the six months ended March 31, 2014 from 1.78% for the same period ended 2013.

The Company’s interest expense for the three month period ended March 31, 2014 was $1.3 million, a decrease of $577,000 from the three month period ended March 31, 2013. The reason for the decrease in interest expense in the second quarter of fiscal 2014 compared to the second quarter of fiscal 2013 was a 22 basis point decrease in average rate paid on total deposits together with a decrease in the average balance of our total deposits of $65.1 million, or 12.8%, due primarily to a $59.9 million decrease in the average balance of certificates of deposit. The average rate paid on total deposits decreased to 0.90% for the second quarter of fiscal 2014 from 1.12% for the second quarter of fiscal 2013.  Our expense on borrowings amounted to $262,000 in the second quarter of fiscal 2014 compared to $421,000 in the second quarter of fiscal 2013.  The average balance of our borrowings decreased by $4.7 million in the second quarter of fiscal 2014 compared to the second quarter of fiscal 2013 and the average rate paid on borrowed funds decreased to 2.42% in the second quarter of fiscal 2014 compared to 3.51% in the second quarter of fiscal 2013.

The Company’s interest expense for the six month period ended March 31, 2014 was $2.6 million, a decrease of $1.2 million from the six month period ended March 31, 2013. The reason for the decrease in interest expense in the first six months of fiscal 2014 compared to the first six months of fiscal 2013 was a 22 basis point decrease in average rate paid on total deposits together with a decrease in the average balance of our total deposits of $63.6 million, or 12.5%, in the first six months of fiscal 2014 compared to the first six months of fiscal 2013 due primarily to a $59.9 million decrease in the average balance of certificates of deposit. The average rate paid on total deposits decreased to 0.92% for the first six months of fiscal 2014 from 1.14% for the first six months of fiscal 2013.  Our expense on borrowings amounted to $525,000 in the first six months of fiscal 2014 compared to $851,000 in the first six months of fiscal 2013.  The average balance of our borrowings decreased by $6.9 million in the first six months of fiscal 2014 compared to the first six months of fiscal 2013 and the average rate paid on borrowed funds decreased to 2.56% in the first six months of fiscal 2014 compared to 3.54% in the second quarter of fiscal 2013. The reduction in our total cost and average rate paid on borrowings in the first six months of fiscal 2014 reflects, in large part, our determination to prepay higher rate Federal Home Loan Bank (“FHLB”) advances in the fourth quarter of fiscal 2013.

We made no provision for loan losses for the quarter ended March 31, 2014 compared to a $1.0 million provision for loan losses for the quarter ended March 31, 2013.  For the six months ended March 31, 2014, the provision for loan losses was $80,000 compared to $1.4 million for the six months ended March 31, 2013. The $1.0 million and $1.4 million difference in the provision for loan losses for the first six months of fiscal 2014 compared to the first six months of fiscal 2013, among other things, reflected the overall improvement in the trend of our levels of delinquent, impaired and non-performing loans during fiscal 2014 compared to fiscal 2013.  At March 31, 2014, our total non-performing assets amounted to $5.7 million, a decrease of $213,000 compared to total non-performing assets at September 30, 2013. We had a net recovery of $2,000 for the three months ended March 31, 2014 to the allowance for loan losses.  Our net charge-offs for the six months ended March 31, 2014 were $323,000 compared to $2.7 million for the six months ended March 31, 2013. As of March 31, 2014, the balance of the allowance for loan losses was $4.8 million, or 1.18% of gross loans and 147.24% of non-accruing loans, compared to an allowance for loan losses of $5.1 million or 1.26% of gross loans and 267.75% of non-accruing loans at September 30, 2013.

At March 31, 2014, the Company’s total non-accruing loans amounted to $3.3 million, or 0.80% of total loans, compared to $1.9 million of non-accruing loans, or 0.47% of total loans at September 30, 2013. The primary reason for the $1.4 million increase in non-accruing loans at March 31, 2014 compared to September 30, 2013 was five single-family residential loans with an aggregate outstanding balance of $997,000 becoming more than 90 days past due and being placed on non-accrual status during fiscal 2014.  In addition, we had one construction and development loan relationship with an outstanding balance of $393,000 at March 31, 2014 which had originally been included in our October 2013 bulk loan sale (we were required to repurchase this loan in November 2013), which was placed on non-accrual status during the quarter ended December 31, 2013.

The Company’s other, or non-interest, income decreased by $167,000, or 26.8% to $457,000 for the three months ended March 31, 2014 compared to $624,000 for the three months ended March 31, 2013.  The decrease in other income during the second quarter of fiscal 2014 was due primarily to a $183,000 decrease in gain on sale of investments which was partially offset by $16,000 increase in service charges and other fees.

The Company's other, or non-interest, income decreased by $966,000, or 50.0% to $965,000 for the six months ended March 31, 2014 compared to $1.9 million for the six months ended March 31, 2013. The decrease in other income during the first six months of fiscal 2014 was due primarily to a decrease in earnings on bank-owned life insurance of $585,000 due to a tax free death benefit of approximately $596,000 received in the first quarter of 2013, a $196,000 decrease in gain on sale of investments and a $130,000 decrease in gain on sale of loans due to decrease in the volume of loans sold.

The Company’s other, or non-interest, expense increased by $108,000, or 2.4%, to $4.7 million in the quarter ended March 31, 2014 compared to $4.6 million for the quarter ended March 31, 2013. The increase in other operating expenses in the second quarter of fiscal 2014 compared to the second quarter of fiscal 2013 was due primarily to a $239,000 increase in professional fees, a $125,000 increase in salaries and employee benefits and a $60,000 increase in occupancy expense.  These items were partially offset by a $136,000 decrease in other real estate owned (“REO”) expense, a $66,000 decrease in advertising, a $43,000 decrease in federal deposit insurance premiums and a $66,000 decrease in other operating expenses in the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013.  The increase in professional fees was primarily due to increased legal and professional fees associated with the search for a new President and Chief Executive Officer and consulting fees related to the temporary engagement of an advisor to the Board of Directors. The increase in salaries and employee benefits expense was due to the increase in the number of employees. The decrease in other REO expense was due to the reduction of other real estate owned.  For the second quarter of fiscal 2014, the Company had an income tax expense of $1,000 compared to income tax benefit of $543,000 for the second quarter of fiscal 2013.  The income tax expense for the quarter ended March 31, 2014 primarily reflects the $963,000 difference in loss before taxes during the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013.  Our effective combined state and Federal tax rate was 0.2% and (39.1%) for the three months ended March 31, 2014 and 2013, respectively.   Our tax expense for the quarter ended March 31, 2014 related solely to state, not federal, taxes. The Company did not record any federal expense for the current quarter. We evaluate our tax obligations on a quarterly basis and do not expect to resume making provisions for Federal income tax expense until we have reported net income before taxes for several consecutive fiscal quarters.

The Company’s other, or non-interest, expense increased slightly by $11,000 or 0.1% to $8.9 million in the six months ended March 31, 2014 compared to $8.9 million for the six months ended March 31, 2013. The increase in other expenses in the first six months of fiscal 2014 compared to the first six months of fiscal 2013 was due primarily to a $360,000 increase in professional fees, a $344,000 increase in salaries and employee benefits and a $94,000 increase in occupancy expense.  These increases were partially offset by a $548,000 decrease in REO expense, an $88,000 decrease in advertising, a $69,000 decrease in federal deposit insurance premiums and an $88,000 decrease in other operating expenses in the six months ended March 31, 2014 compared to the six months ended March 31, 2013. For the first six months of fiscal 2014, the Company had an income tax expense of $4,000 compared to income tax benefit of $597,000 for the first six months of fiscal 2013. The income tax expense for the six months ended March 31, 2014 primarily reflects the $413,000 difference in loss before taxes during the six months ended March 31, 2014 compared to the six months ended March 31, 2013.  Our effective combined state and Federal tax rate was 1.1% and (77.4)% for the six months ended March 31, 2014 and 2013, respectively.

The Company’s total assets decreased $17.0 million or 2.8% to $584.6 million at March 31, 2014 compared to $601.6 million at September 30, 2013. The decrease was due primarily to a $10.4 million decrease in loans held for sale, a decrease of $9.4 million in cash and cash equivalents, a $2.5 million decrease in investment securities and $1.6 million reduction in other real estate owned.  These decreases were partially offset by a $7.2 million increase in net loans receivable.  The decrease in loans held for sale was due to the completion of our bulk sale of $10.4 million of loans in October 2013.  The loans sold were designated as held for sale at September 30, 2013 and were comprised of non-accruing loans, performing troubled debt restructurings and classified and other loans which had an aggregate book balance of $20.4 million prior to an aggregate of $10.2 million in charge-offs taken in the quarter ended September 30, 2013. The decrease in cash and cash equivalents was due primarily to the runoff in higher yielding certificates of deposit as well as funding new loan growth.

The Company’s total liabilities at March 31, 2014, were $509.3 million compared to $526.1 million at September 30, 2013. The $16.9 million, or 3.2% decrease in total liabilities was due primarily to a $25.9 million decrease in interest bearing deposits. Our total deposits were $458.7 million at March 31, 2014 compared to $484.6 million at September 30, 2013. The decrease was partially offset by a $5.0 million increase in FHLB advances, a $2.0 million increase in the outstanding balance of our FHLB line of credit and a $2.0 million increase in advances from borrowers for taxes and insurance. The increase in FHLB advances was due to a $5.0 million purchase in relatively lower costing advances during the first six months of fiscal 2014.

Our shareholders’ equity decreased by $137,000 to $75.3 million at March 31, 2014 compared to $75.4 million at September 30, 2013.  The decrease was due primarily to a net loss of $362,000 during the first six months of fiscal 2014 which decreased retained earnings to $19.4 million at March 31, 2014.   The decrease was partially offset by a $141,000 reduction in accumulated other comprehensive loss. Our ratio of equity to assets was 12.88% at March 31, 2014.

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp Inc., and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC.

SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At March 31, 2014	At September 30, 2013
	(In thousands)
Selected Financial Condition Data:
Total assets	$584,554	$601,554
Loans receivable, net	409,058	401,857
Loans held for sale	-	10,367
Securities available for sale	122,208	124,667
FHLB borrowings	45,000	38,000
Deposits	458,723	484,596
Shareholders’ equity	75,269	75,406
Total liabilities	509,285	526,148
Allowance for loan losses	4,847	5,090
Non-accrual loans	3,292	1,901
Non-performing assets	5,650	5,863
Performing troubled debt restructurings	1,546	1,346
Non-performing assets and performing troubled debt restructurings	7,196	7,209

	For The Three Months Ended March 31,
	2014	2013
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$5,079	$5,463
Total interest expense	1,261	1,838
Net interest income	3,818	3,625
Provision for loan losses	-	1,045
Net interest income after provision for loan losses	3,818	2,580
Total other income	457	624
Total other expense	4,700	4,592
Income tax expense (benefit)	1	(543)
Net loss	$(426)	$(845)
Net loss per share	$(0.07)	$(0.13)
Dividends declared per share	$-	$-

	For The Six Months Ended March 31,
	2014	2013
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$10,244	$11,413
Total interest expense	2,591	3,785
Net interest income	7,653	7,628
Provision for loan losses	80	1,445
Net interest income after provision for loan losses	7,573	6,183
Total other income	965	1,931
Total other expense	8,896	8,885
Income tax expense (benefit)	4	(597)
Net loss	$(362)	$(174)
Net loss per share	$(0.06)	$(0.03)
Dividends declared per share	$-	$-

	At or For The Three Months Ended March 31,		At or For The Six Months Ended March 31,
	2014	2013	2014	2013
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	3.64%	3.43%	3.68%	3.54%
Average rate on interest-bearing liabilities	1.04	1.32	1.06	1.36
Net interest rate spread(2)	2.60	2.11	2.62	2.18
Net interest margin(3)	2.74	2.28	2.74	2.36
Total non-interest expense to average assets	3.17	2.69	2.99	2.70
Efficiency ratio(4)	109.94	108.08	103.23	92.95
Return on average assets	(0.29)	(0.50)	(0.12)	(0.05)
Return on average equity	(2.26)	(3.45)	(0.96)	(0.46)

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	0.80%	3.83%	0.80%	3.83%
Non-performing assets as a percent of total assets	0.97	3.16	0.97	3.16
Non-performing assets and performing troubled debt restructurings as a percent of total assets	1.23	4.09	1.23	4.09
Allowance for loan losses as a percent of non-accrual loans	147.24	36.53	147.24	36.53

Capital Ratios(5):
Total risk-based capital to risk weighted assets	19.53%	20.87%	19.53%	20.87%
Tier 1 risk based capital to risk weighted assets	18.28	19.61	18.28	19.61
Tangible capital to tangible assets	11.17	11.72	11.17	11.72
Tier 1 leverage (core) capital to adjustable tangible assets	11.17	11.72	11.17	11.72
Shareholders’ equity to total assets	12.88	14.17	12.88	14.17

___________________________
(1) Ratios have been annualized where appropriate.
(2) Net interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.

The table below sets forth the amounts and categories of loans delinquent more than 30 days but less than 90 days at the dates indicated.

	March 31, 2014	December 31, 2013	September 30, 2013
	(In thousands)
31-89 Days Delinquent:
Residential mortgage	$517	$2,124	$1,021
Commercial:
Commercial real estate	-	-	155
Consumer:
Home equity lines of credit	-	26	-
Second mortgages	679	1,255	1,262
Other	-	-	5
Total	$1,196	$3,405	$2,443

The following table sets forth non-performing assets and performing troubled debt restructurings which are neither non-accruing nor more than 90 days past due and still accruing in our portfolio at the dates indicated.  Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful.  There were no loans past due 90 days or more and still accruing interest for the periods shown.  Troubled debt restructurings (“TDR’s”) are loans which are modified in a manner constituting a concession to the borrower, such as forgiving a portion of interest or principal making loans at a rate materially less than that of market rates, when the borrower is experiencing financial difficulty.

	March 31, 2014	December 31, 2013	September 30, 2013
	(Dollars in thousands)
Non-accruing loans:
Residential mortgage	$2,161	$1,821	$1,295
Construction and development:
Residential and commercial(1)	393	484	-
Consumer:
Home equity lines of credit	205	20	34
Second mortgages	533	583	572
Total non-accruing loans	3,292	2,908	1,901
Other real estate owned and other foreclosed assets:
Residential mortgage	473	542	725
Construction and development:
Residential and commercial	-	-	675
Commercial:
Commercial real estate	1,711	1,756	1,929
Multi-family	-	-	81
Other	174	174	174
Consumer:
Second mortgages	-	-	378
Total REO	2,358	2,472	3,962
Total non-performing assets	5,650	5,380	5,863
Performing troubled debt restructurings:
Construction and development:
Residential and commercial	409	509	209
Land	237	237	237
Commercial:
Other	900	900	900
Total TDRs	1,546	1,646	1,346
Total non-performing assets and performing troubled debt restructurings	$7,196	$7,026	$7,209
Ratios:
Total non-accrual loans as a percent of gross loans	0.80%	0.71%	0.47%
Total non-performing assets as a percent of total assets	0.97%	0.91%	0.97%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	1.23%	1.18%	1.20%
________________________
(1) Includes one loan classified as a TDR in the amount of $393,000 at March 31, 2014 and two loans classified as TDRs in the aggregate amount of $484,000 at December 31, 2013.